                                                                  EXHIBIT 10.210

               "CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC."

                         U.S. MARKET RESEARCH AGREEMENT

This U.S. Market Research Agreement is made effective the 22 day of February, 2001 (the "Effective Date"), between Lifescan, Inc., a Delaware corporation, having its principal place of business at 1000 Gibraltar Drive, Milpitas, CA 95035-6312, and Cygnus, Inc., a Delaware corporation, having its principal place of business at 400 Penobscot Drive, Redwood City, California 94063.

WITNESSETH

WHEREAS, the parties have been engaged in discussions concerning possible business relationships relating to Cygnus' products in the field of glucose monitoring, including but not limited to, the Cygnus GlucoWatch(R) biographer;

WHEREAS, Lifescan desires additional information in order to assess the market potential of the GlucoWatch(R) biographer platform prior to committing to a definitive business arrangement;

NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained and other good and valuable consideration each to the other paid and received, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows.

         DEFINITIONS.

As used herein,

a. "Collaboration Agreement" is defined as a business relationship for purposes set forth in Section 7 in, or including, the United States relating to Cygnus' products in the field of glucose monitoring, including but not limited to the Cygnus(TM) GlucoWatch(R) biographer, and involving any, but not all, of the following functions or combinations thereof: licensing, marketing, sales, supply, distribution, or customer service support for the purpose of commercializing Cygnus' products in the field of glucose monitoring, including but not limited to the Cygnus(TM) GlucoWatch(R) biographer.

b. "Comprehensive Collaboration Agreement" is defined as a business relationship in, or including, the United States relating to Cygnus' products in the field of glucose monitoring, including but not limited to the Cygnus(TM) GlucoWatch(R) biographer and wherein one company provides all commercial functions, with the exception of research and development, clinical and regulatory support, and manufacturing, necessary to market, sell, supply, distribute, and support customers in exchange for a risk in return (i.e., a percentage of product sales revenues, gross margin, operating profit, etc.).

c.       "U.S. Market Research Agreement" is defined as the present Agreement.

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               "CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC."

d. "Initial U.S. Test Market Study" is defined as Cygnus' initial market research study in the United States pursuant to the study description set forth as Exhibit A attached hereto.

e. "Exclusivity Period" is defined as the time period beginning on the Commencement Date and ending sixty (60) calendar days after the Commencement Date.

f. "Commencement Date" is defined as the date upon which Cygnus provides Lifescan with the Data from at least 100 individuals who have participated in the Initial U.S. Test Market Study for ninety (90) calendar days.

g. "Data" is defined as the information agreed to be provided by Cygnus to Lifescan from the Initial U.S. Test Market Study as set forth in the description attached as Exhibit D hereto, which will be collected from the Patient Intake Survey attached as Exhibit B hereto and the Daily Diary attached as Exhibit C hereto.

h. "Negotiation Period" is defined as the time period beginning at the end of the Exclusivity Period and ending sixty (60) calendar days thereafter.

i. "Lifescan Market Research" is defined as market research conducted by Lifescan independent of Cygnus' Initial U.S. Test Market Study.

         1. ACCESS TO CYGNUS' INITIAL U.S. TEST MARKET STUDY.

         Cygnus, at its sole discretion, plans to conduct an Initial U.S. Test Market Study with Cygnus' commercially available GlucoWatch(R) biographer prior to Cygnus' broad-scale launch of the GlucoWatch(R) biographer in the United States. Cygnus will consider and, if Cygnus deems appropriate, will incorporate input from Lifescan regarding the market research direction for the Initial U.S. Test Market Study. The cost of conducting the Initial U.S. Test Market Study will be borne by Cygnus, including the supply of Cygnus' GlucoWatch(R) biographers and AutoSensors. Lifescan will provide, free of charge, Lifescan glucose monitors and test strips for use in the Initial U.S. Test Market Study, if so requested by Cygnus. Cygnus will be the owner of and will have all rights to the data generated by the Initial U.S. Test Market Study. Cygnus will provide Lifescan with access to the Data generated by the Initial U.S. Test Market Study on an exclusive basis as set forth in Section 3 below. Notwithstanding Section 3 below, Cygnus may provide third parties who have no commercial interest in the GlucoWatch(R) biographer with access to the Initial U.S. Test Market Study Data as may be required in connection with regulatory and/or medical review of the GlucoWatch(R) biographer. In the event that Cygnus has not initiated (wherein initiation is defined as the first subject in the Initial U.S. Test Market Study commencing wearing the GlucoWatch(R) biographer) the Initial U.S. Test Market Study within twelve (12) months after Cygnus receives approval of its pre-market approval (PMA) application from the U.S. Food and Drug Administration (FDA), then this U.S. Market Research Agreement will terminate in its entirety on such date; provided that Sections 9 and 13 will survive such termination.

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               "CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC."

         2. DUE DILIGENCE ON CYGNUS GLUCOSE MONITORING PRODUCTS.

         During the term of this Agreement, Cygnus will provide Lifescan with information relating to its GlucoWatch(R) biographer and AutoSensor and its future generation glucose monitoring products, including but not limited to the product referred to as "Gemini". This information shall be provided under the confidentiality provisions of Section 9 below and the scope and substance of such information will be typical of presentations given by Cygnus to other prospective commercial partners. In the event that the parties enter into the Negotiation Period then, during this Period, Cygnus will provide Lifescan such additional access to technical data, results and analyses as Cygnus, in its sole discretion, believes is warranted for the purposes of the Negotiation Period.

         3. EXCLUSIVITY PERIOD.

         Cygnus will provide Lifescan with Data from the Initial U.S. Test Market Study on the Commencement Date of the Exclusivity Period. During the Exclusivity Period, Cygnus and its affiliates (as used in this Agreement, an "affiliate" of a party refers to an entity controlled by, or under common control with, or controlling such party wherein "control" refers to ownership of greater than fifty percent (50%)), officers, directors, agents or other representatives, will not, directly or indirectly, disclose or furnish to any party other than Lifescan , its affiliates, officers, directors, agents or other representatives, the results of the Initial U.S. Test Market Study or the Lifescan Market Research, except as provided in Section 1 above. The initiation, progress, or completion of Lifescan Market Research will not affect the timing of the Commencement Date, Exclusivity Period, or Negotiation Period in any manner.

         4. NEGOTIATION PERIOD.

           At the end of the Exclusivity Period, if the parties mutually agree that they are interested in entering into a Comprehensive Collaboration Agreement, the parties will by written agreement enter into the Negotiation Period and negotiate towards the finalization and execution of a definitive Comprehensive Collaboration Agreement. It is understood that neither party shall have any affirmative obligation to enter into any Comprehensive Collaboration Agreement at any time. If at the end of the Exclusivity Period the parties decide not to enter into the Negotiation Period, then this U.S. Market Research Agreement shall terminate in its entirety and the parties shall have no further obligations or rights to each other; provided that Sections 9 and 13 of this Agreement will survive such termination. Notwithstanding the foregoing, if at the end of the Exclusivity Period, the parties decide not to enter into the Negotiation Period, (a) Cygnus will be free to discuss the results of the Initial U.S. Test Market Study with any party without restriction, (b) Cygnus will return to Lifescan and/or destroy all written information, in physical or electronic format, in Cygnus' possession that is in any way related to the Lifescan Market Research or any other Confidential Information provided to Cygnus by Lifescan, and (c) Lifescan will return to Cygnus and/or destroy all written information, in physical or electronic format, in Lifescan's possession that is in any way related to the Initial U.S. Test Market Study, the Due Diligence on Cygnus Glucose Monitoring Products under Section 2 above, or any other Confidential Information provided to Lifescan by Cygnus.

               "CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC."

         If the parties agree in writing that there shall be a Negotiation Period, then only during the Negotiation Period Cygnus will not take any of the following actions with any third party other than Lifescan or its affiliates, except as may be required by law:

         (a) (i) solicit, initiate, continue or engage in any negotiations or discussions, or consider or respond positively to any indication of interest, offer or proposal, or enter into any agreement or understanding, to consummate a Comprehensive Collaboration Agreement or (ii) enter into any agreement to consummate a Collaboration Agreement, except those agreements set forth in Section 7 below;

         (b) disclose or furnish to any party other than Lifescan or its affiliates the results of the Initial U.S. Test Market Study;

         (c) (i) disclose or furnish to any party other than Lifescan or its affiliates any information concerning Cygnus' assets or business that is in contemplation of a Comprehensive Collaboration Agreement, or (ii) assist or cooperate with any party other than Lifescan or its affiliates to make any offer or proposal to consummate or effect a Comprehensive Collaboration Agreement; or

         (d) consummate any agreement that would otherwise preclude Cygnus from entering into a Comprehensive Collaboration Agreement with Lifescan, except those actions set forth in Section 7 below or activities relating to corporate financial strategies, including but not limited to raising capital, mergers, acquisitions, and restructuring.

         If at the end of the Negotiation Period, the parties have reached written agreement on material business terms for a Comprehensive Collaboration Agreement, then the Negotiation Period will be automatically extended for an additional sixty (60) calendar days so that the parties can finalize and execute a Comprehensive Collaboration Agreement. If at the end of the Negotiation Period, the parties have not reached written agreement on material business terms for a Comprehensive Collaboration Agreement, then this U.S. Market Research Agreement shall terminate in its entirety and the parties shall have no further obligations and rights to each other; provided that Sections 9 and 13 of this Agreement will survive such termination. Notwithstanding the foregoing, if at the end of the Negotiation Period, the parties have not executed a Comprehensive Collaboration Agreement, (a)' Cygnus will return to Lifescan and/or destroy all written information, in physical or electronic format, in Cygnus' possession that is in any way related to the Lifescan Market Research or any other Confidential Information provided to Cygnus by Lifescan, and (b)' Lifescan will return to Cygnus and/or destroy all written information, in physical or electronic format, in Lifescan's possession that is in any way related to the Initial U.S. Test Market Study, the Due Diligence on Cygnus Glucose Monitoring Products under Section 2 above, or any other Confidential Information provided to Lifescan by Cygnus.

               "CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC."

         5. LIFESCAN MARKET RESEARCH.

         Lifescan may, in its sole discretion, choose to conduct Lifescan Market Research. Lifescan will be responsible for the costs of conducting any Lifescan Market Research and will be the owner of and will have all rights to the data generated by any Lifescan Market Research. Lifescan will provide Cygnus with exclusive access to the GlucoWatch(R) biographer-specific data generated by any Lifescan Market Research. Lifescan will consider and, if Lifescan deems appropriate, will incorporate input from Cygnus regarding the market research direction for any Lifescan Market Research, and Cygnus will have a right to review the description of the GlucoWatch(R) biographer before it is presented to participants in the Lifescan Market Research. Additionally, Lifescan will conduct any Lifescan Market Research through a third party so that participants do not know the identity of Lifescan, and Cygnus will have a right to review any Lifescan Market Research before it is published or otherwise disclosed to the public.


         6. RIGHT OF FIRST REFUSAL.

         From the Effective Date of this U.S. Market Research Agreement until the end of the Exclusivity Period, Cygnus hereby grants to Lifescan a right of first refusal with respect to a Comprehensive Collaboration Agreement. If at any time from the Effective Date of this U.S. Market Research Agreement until the end of the Exclusivity Period, Lifescan decides that it will not pursue a Comprehensive Collaboration Agreement with Cygnus, then Lifescan shall promptly give written notice to Cygnus of its decision and this U.S. Market Research Agreement shall terminate in its entirety and the parties shall have no further obligations or rights to each other; provided that Sections 9 and 13 of this Agreement will survive such termination and Subsections (a)' and (b)' of
Section 4 shall apply. If such a Comprehensive Collaboration Agreement is acceptable to Cygnus, which Cygnus shall decide in its sole discretion, then Cygnus shall not consummate or agree to consummate such Comprehensive Collaboration Agreement with any third party without first giving prompt notice thereof to Lifescan in writing (the "Notice") summarizing the material terms and conditions of such Comprehensive Collaboration Agreement. In the event that Lifescan elects to consummate a transaction upon the same material terms and conditions, Lifescan shall have fifteen (15) calendar days to so notify Cygnus, and Cygnus shall use all reasonable commercial efforts to facilitate the consummation of such a Comprehensive Collaboration Agreement with Lifescan within forty-five (45) calendar days following the receipt of such notification. If no such consummation of a Comprehensive Collaboration Agreement with Lifescan is reached within this forty-five (45) day period and the Exclusivity Period has not expired, then until the expiration of the Exclusivity Period, Cygnus shall not consummate or agree to consummate such Comprehensive Collaboration Agreement with any third party on terms materially less favorable to Cygnus than the terms of the last deal offered to Lifescan by Cygnus without again first giving prompt Notice to Lifescan summarizing the material terms and conditions of such Proposal. In such instance, Lifescan shall have forty-five (45) calendar days thereafter to consummate the Comprehensive Collaboration Agreement on the terms and conditions set forth in such Notice. Thereafter, the parties shall have no further obligations to each other. The parties hereby acknowledge and

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               "CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC."

agree that neither party has any obligation to enter into a definitive agreement concerning the Comprehensive Collaboration Agreement.

         7. PRODUCT LAUNCH.

         Lifescan acknowledges that Cygnus is preparing for, and will execute, at its sole discretion, a launch of the GlucoWatch(R) biographer in the U.S. as well as in foreign countries. In connection with such launch, Lifescan understands that Cygnus will be entering into Collaboration Agreements and other usual agreements Cygnus believes it needs in order to launch. Cygnus will not be bound by the terms of Sections 3 and 4 in connection with such arrangements; PROVIDED that such arrangements do not include a Comprehensive Collaboration Agreement; and PROVIDED FURTHER that Cygnus uses reasonable commercial efforts to negotiate a right of Cygnus to terminate such arrangements in the future.

         8. EXECUTION AND PERFORMANCE OF THIS U.S. MARKET RESEARCH AGREEMENT.

         Each party represents and warrants to the other that it has full right, power and authority to enter into and perform its obligations under this U.S. Market Research Agreement. Each party further represents and warrants to the other that the performance of its obligations under this U.S. Market Research Agreement will not result in a violation or breach of, and will not conflict with or constitute a default under any agreement, contract, commitment or obligation to which it or any of its affiliates is a party or by which it is bound and that it has not granted and will not grant during the term of this U.S. Market Research Agreement or any renewal thereof, any conflicting rights, license, consent or privilege with respect to the rights granted herein.

         9. CONFIDENTIALITY; PUBLICITY.

         As used herein, "Confidential Information" shall mean all confidential or proprietary information that is reduced to writing, in physical or electronic format, marked as confidential and given to one party by the other party relating to such other party or any of its affiliates, including data, information, or analyses resulting from the Initial U.S. Test Market Study and Lifescan Market Research, information regarding any of the products of such other party or any of its affiliates, information regarding its advertising, distribution, marketing or strategic plans or information regarding its costs, productivity or technological advances. Neither party shall, for five (5) years after such exchange, use or disclose to third parties any Confidential Information of the other (except to the extent reasonably necessary to exercise its rights or comply with its obligations under this U.S. Market Research Agreement) and each party shall insure that its employees, officers and agents shall not use or disclose to third parties any Confidential Information of the other (except to the extent reasonably necessary to exercise its rights or comply with its obligations under this U.S. Market Research Agreement); provided, however, that Lifescan and Cygnus may disclose Confidential Information to each of their affiliates and consultants if such persons are informed of the confidential nature of such information and are under an obligation to keep such information confidential. Confidential Information shall not include information that (i) was already known to the receiving party at the time of its receipt thereof, as evidenced

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               "CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC."

by its written records, (ii) is disclosed to the receiving party after its receipt thereof by a third party who has a right to make such disclosure without violating any obligation of confidentiality, (iii) is or becomes part of the public domain through no fault of the receiving party, (iv) is independently developed by the receiving party, as shown by its written records, without using any Confidential Information, or (v) is required to be disclosed to comply with applicable laws or regulations or an order of a court or regulatory body having competent jurisdiction.

         This U.S. Market Research Agreement is confidential in all respects, and neither Lifescan nor Cygnus nor their respective officers, employees or agents shall disclose to any third party any of the terms, except as required by law. . THE PARTIES RECOGNIZE THAT CYGNUS WILL NEED TO IMMEDIATELY MAKE A PUBLIC DISCLOSURE REGARDING THIS AGREEMENT, ITS TERMS, AND THE PARTIES THERETO, AND THAT Cygnus shall consult with and incorporate all reasonable and timely suggestions of Lifescan in connection with such public disclosure and shall provide Lifescan with a copy of the planned public disclosure prior to its release. Neither party shall make any further public disclosures of this Agreement or its terms without the prior consent of the other party, except as required by law.

         10. DEFINITIVE COMPREHENSIVE COLLABORATION AGREEMENT.

         Consummation of a potential Comprehensive Collaboration Agreement involving the parties hereto will be subject to the execution of a definitive agreement containing representations and warranties, indemnities and other terms and conditions that are customary for a transaction of this kind and the satisfaction of any and all applicable governmental requirements and receipt of all required corporate approvals. This U.S. Market Research Agreement in no way constitutes nor shall it be construed as creating an obligation of either of the parties to enter into a definitive Comprehensive Collaboration Agreement. In addition, this letter does not identify all matters upon which agreement must be reached in order for a definitive Comprehensive Collaboration Agreement to be consummated. Except with respect to the obligations set forth in Sections 1, 2, 3, 4, 5, 6, 7, 8 and 9 hereof, a binding commitment to enter into a Comprehensive Collaboration Agreement will result only from execution of a definitive Comprehensive Collaboration Agreement.

         11. FEES AND EXPENSES.

         Each party will be responsible for its respective fees and expenses (including fees and expenses of legal counsel, accountants and investment bankers) incurred in connection with the negotiation and execution of this U.S. Market Research Agreement, any definitive Comprehensive Collaboration Agreement, and any other arrangements contemplated hereby and thereby (whether consummated or not).

         12. COUNTERPARTS.

         This U.S. Market Research Agreement may be executed in counterparts, all of which together shall constitute one and the same instrument.

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               "CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC."

         13. GOVERNING LAW.

This U.S. Market Research Agreement shall be governed by, and shall be construed in accordance with, the laws of the State of California. Any controversy or claim arising out of or related to this letter shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.



IN WITNESS WHEREOF, both parties have executed this U.S. Market Research Agreement to make it effective as of the date first written above.

CYGNUS INC.


By:      /s/ JOHN C HODGMAN                          Date: 03/05/01
         -----------------------------------               --------------------
         Name: John C Hodgman
         Title: President, CEO & Chairman

LIFESCAN, INC.

By:      /s/ ERIC MILLEDGE                           Date: 02/22/01
         -----------------------------------               ---------------------
         Name: Eric Milledge
         Title: Company Group Chairman

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               [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.]

                                                                       EXHIBIT A

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               [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.]

                                                                       EXHIBIT B

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               [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.]

                                                                       EXHIBIT C

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               [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.]

                                                                       EXHIBIT D

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                                                                       EXHIBIT E

                                        FOR MORE INFORMATION, CONTACT:
                                        Corporate Communications, Cygnus, Inc.
                                        (650) 369-4300 www.cygn.com

                  CYGNUS SIGNS U.S. MARKET RESEARCH AGREEMENT
                WITH LIFESCAN FOR THE GLUCOWATCH(R) BIOGRAPHER

REDWOOD CITY, CA - FEBRUARY XX, 2001 - Cygnus, Inc (Nasdaq: CYGN) today announced the signing of a U.S. Market Research Agreement with Lifescan, a Johnson & Johnson company, for the GlucoWatch(R) Biographer. Under terms of the agreement, Lifescan will have exclusive access for a limited period of time to data from a pilot marketing program to be conducted in the U.S. by Cygnus for the GlucoWatch Biographer, a frequent, automatic and non-invasive glucose monitoring device. The agreement also calls for Cygnus to have exclusive access to any market research conducted by Lifescan relating to the GlucoWatch Biographer. In addition, the agreement provides Lifescan a right of first refusal with respect to a Comprehensive Collaboration Agreement from the signing of the agreement to at least 60 days after market research data has been received by Lifescan. A Comprehensive Collaboration Agreement is defined in the agreement as one company providing all commercial functions necessary to market, sell, supply, distribute and support customers in the U.S. Neither Cygnus nor Lifescan, headquartered in Milpitas, California has any obligation to enter into a Comprehensive Collaboration Agreement, which would require the mutual agreement of both parties.

If the U.S. Food and Drug Administration (FDA) approves the pre-market approval (PMA) application for the GlucoWatch Biographer, Cygnus anticipates conducting a pilot marketing program in the U.S. The pilot marketing program is expected to include about 100-150 people using the Biographer and participating in extensive market research. The objective of the research is to gather information on attitudes, practices and experiences among subjects with diabetes using the GlucoWatch Biographer, along with the attitudes and experiences of health care professionals who manage their care. The research is expected to run for at least three months once the pilot marketing program begins.

"We expect the GlucoWatch Biographer to provide new insights into glucose trends and patterns that would enable people with diabetes and their health care teams to make more informed choices about controlling blood sugar levels. We have already begun to see this from our efforts in the United Kingdom," stated John C. Hodgman, Chairman and Chief

Executive Officer of Cygnus, Inc. "The pilot marketing program represents the first time the GlucoWatch Biographer will be used in the U.S. outside of controlled clinical trials and therefore provides a unique opportunity to observe the clinical utility of the GlucoWatch Biographer during normal usage."

It has been a priority for Cygnus to establish alliances to develop, manufacture, and commercialize the GlucoWatch system. Cygnus is continuing commercialization discussions with companies ranging from international companies interested in a world-wide Comprehensive Collaboration to companies that would focus on specific geographies or would provide some, but not all, commercialization functions.

The GlucoWatch Biographer has the potential to be a major advance in diabetes management. In the U.S., the typical practice for millions of Americans with diabetes is to perform just a few blood-glucose measurements a day, resulting in only limited information about their glucose fluctuations. This lack of information can often contribute to inadequate treatment and, ultimately, to severe health complications. The GlucoWatch Biographer is a non-invasive system that automatically measures and displays glucose levels up to every 20 minutes for 12 hours, using a device worn like a wristwatch. It provides heretofore-unavailable information about glucose trends and patterns that may help people who have diabetes make more informed choices to control glucose levels and avoid complications. Other features include an alarm that can be set to detect high, low, and rapidly declining glucose levels, and a memory that can store the equivalent of three months of glucose measurements. The GlucoWatch Biographer is intended for detecting trends and tracking patterns in glucose levels in adults, 18 years and older who have diabetes. The device is meant to supplement, not replace, information obtained from standard home blood-glucose monitoring devices.

On December 6, 1999, Cygnus received a unanimous recommendation for approval of its PMA application for the GlucoWatch Biographer from the FDA's Clinical Chemistry and Clinical Toxicology Devices Panel of the Medical Devices Advisory Committee, subject to certain conditions. In May 2000 Cygnus received an approvable letter from the FDA for its GlucoWatch Biographer. An approvable letter means that the FDA has reviewed Cygnus' PMA application, as well as its own Advisory Committee's report and recommendation, and believes it will approve the application, pending specific final conditions. The FDA's conditions relate to manufacturing, final printed labeling materials, and post-market evaluations of aspects of product performance.



Cygnus, Inc., headquartered in Redwood City, California, develops and manufactures non-invasive diagnostic medical devices, utilizing proprietary biosensor technologies to satisfy unmet medical needs cost-effectively. The company's current efforts are focused on a frequent, automatic, and non-invasive glucose monitoring device (the GlucoWatch Biographer) and enhancements thereto.

THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS REGARDING FUTURE EVENTS AND THE FUTURE PERFORMANCE OF THE COMPANY THAT INVOLVE RISKS AND UNCERTAINTIES THAT MAY CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY. SUCH FACTORS INCLUDE GOVERNMENT APPROVALS, COMMERCIAL INTRODUCTION, AND MARKET ACCEPTANCE OF THE GLUCOWATCH BIOGRAPHER. FURTHER, THERE CAN BE NO ASSURANCE THAT THE APPROVABLE LETTER FROM THE FDA WILL RESULT IN APPROVAL FROM THE FDA FOR THE GLUCOWATCH BIOGRAPHER. THERE CAN BE NO ASSURANCE THAT THE COMPANY WILL BE ABLE TO ENTER INTO A COMMERCIALIZATION ALLIANCE OR ALLIANCES OR THAT THE COMPANY WILL BE ABLE TO OUTSOURCE CERTAIN COMMERCIALIZATION CAPABILITIES FOR LAUNCH IF A WORLDWIDE COMMERCIALIZATION ALLIANCE WAS NOT IN PLACE. THERE ALSO CAN BE NO ASSURANCE THAT, IF THE COMPANY RECEIVES MARKETING APPROVAL FROM THE FDA AND SIGNS COMMERCIALIZATION AGREEMENTS, THE PRODUCT CAN BE SUCCESSFULLY MANUFACTURED OR MARKETED EITHER IN THE U.S. OR IN EUROPE. THE COMPANY REFERS YOU TO THE DOCUMENTS THE COMPANY FILES FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPANY'S ANNUAL REPORT ON FORM 10-K, QUARTERLY REPORTS ON FORM 10-Q, AND CURRENT REPORTS ON FORM 8-K, WHICH CONTAIN DESCRIPTIONS OF CERTAIN FACTORS THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER FROM THE COMPANY'S CURRENT EXPECTATIONS AND ANY FORWARD-LOOKING STATEMENTS CONTAINED IN THIS NEWS RELEASE.